Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 7,449,564,265.00	0.0001381	$ 1,028,784.82
Fees Previously Paid
	Total Transaction Valuation:	$ 7,449,564,265.00
	Total Fees Due for Filing:			$ 1,028,784.82
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 1,028,784.82
Offering Note
[1]	(1) Title of each class of securities to which the transaction applies: Class A common stock, par value $0.01 per share, of Air Lease Corporation ("Class A Common Stock"). (2) Aggregate number of securities to which transaction applies: As of October 10, 2025, the maximum number of shares of Class A Common Stock to which this transaction applies is estimated to be 114,608,681, which consists of 111,765,032 shares of issued and outstanding Class A Common Stock and 2,843,649 shares of Class A Common Stock issuable upon the vesting or settlement of outstanding restricted stock units ("RSUs") and performance stock units ("PSUs") (assuming achievement of all applicable performance goals at the maximum level of performance and including dividend equivalent rights accrued through that date). (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) the product of 111,765,032 shares of issued and outstanding Class A Common Stock and the per share merger consideration of $65.00, and (b) the product of 2,843,649 shares of Class A Common Stock issuable upon the vesting or settlement of outstanding RSUs and PSUs (assuming achievement of all applicable performance goals at the maximum level of performance and including dividend equivalent rights accrued through October 10, 2025) and $65.00 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A